            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                   ----------

We consent to the incorporation by reference in the Free Writing prospectus to the Registration Statement (333-132202), on Form S-3 of Long Beach Acceptance
Auto Receivables Trust 2006-A, Asset-Backed Notes, of our report dated March 24,
2006 relating to the consolidated financial statements of Financial Security
Assurance Inc. and Subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, which appears as an exhibit to the current report on Form 10-K filed on March 29, 2006 by Financial
Security Assurance Holdings Ltd. for the year ended December 31, 2005. We also consent to the reference to our Firm under the caption "Experts" in such Free
Writing prospectus.

PricewaterhouseCooper LLP
New York, New York
May 2, 2006